Exhibit 10.2

Honeywell Technologies Sàrl

La Piece 16,

1180 Rolle (VD)

Switzerland

Employment Contract

between

Honeywell Technologies Sàrl

Rolle, canton of Vaud, Switzerland

(the “Company”)

and

Alessandro Gili

(the “Employee”)

1.	FUNCTION AND FIELD OF ACTIVITY

The Employee is hired full-time in the position of Chief Financial Officer of Honeywell Transportation Systems (“TS”).

As you know, we anticipate that TS will be spun off as an independent public company (the “Company”) on or about June 30, 2018 (the actual spin-off date, if applicable, is hereinafter referred to as the “Separation Date”). Your employment with Honeywell (and ultimately the Company) shall be subject to the terms and conditions of this offer letter.

The Employee agrees to carry out all assignments, according to the requirements of the Company, which are compatible with his training and his function under this Employment Contract.

The usual place of work is Rolle, in the Canton of Vaud, Switzerland. The Employee however understands that his employment requires flexibility and agrees to work in such other locations as the Company may from time to time require. In such a case, the Company will inform the Employee reasonably in advance.

The Employee shall faithfully and diligently carry out work and tasks which are entrusted to him/her, always safeguarding the interests of the Company.

This offer is contingent on the Employee obtaining the applicable work permit from the Swiss authorities. In the event the work permit cannot be obtained in due time, the offer is considered to be withdrawn.

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In the event the Swiss authorities revoke or decline to renew any applicable work permit, this contract will automatically terminate the Employees employment on the date the Employee is unable to legally work in Switzerland.

2.	DURATION OF THE EMPLOYMENT CONTRACT

This Employment Contract is concluded for an indefinite period of time.

Subject to the conditions mentioned herein, the beginning of the Employment Contract is at latest June 1st, 2018.

3.	PROBATION & TERMINATION PERIOD

The Employment Contract is not subject to a probation period.

The notice required on either side to terminate the Employment Contract is six (6) months. The Company reserves the right in its sole discretion to require the Employee not to attend work or carry out any duties during some or all of his/her notice period. Should the Company exercise this discretion, the Employee would normally be paid his/her base salary and other benefits for the duration of the notice period he/she is not required to work providing always that he/she remains in compliance with Company policies. The Company may require the Employee to take accrued but unused holiday in any period of non working notice.

Upon termination of the Employee’s employment, for whatever reason, the Company reserves the right to deduct from his salary any overpayment made and/or monies owed to the Company by the Employee including but not limited to holidays taken in excess of entitlement, outstanding loans, outstanding advances, relocation expenses and any education allowances. The Employee’s acceptance of the terms of this contract constitutes his/her written express consent to such deductions being made by the Company.

Exception to the notice period can be made for immediate cancellation for valid reasons.

4.	WORKING HOURS, PART-TIME ACTIVITIES

Working hours are 40 hours per week.

Normal working hours are 40 per week (full time equivalent), distributed over five days. The work timetable is set by the Company in line with Swiss labour legislation. It may be temporarily or exceptionally changed. The Employee expressly renounces receipt of any compensation for his/her overtime hours. The salary established in this contract takes account of the fact that the Employee shall work overtime and shall be paid in advance under this heading.

5.	REMUNERATION

Base Salary: The Employee’s annual base salary is established at CHF 530,000 - gross per annum. This salary will be paid in 13 monthly salaries, incl. a 13th month paid with the December payroll. The 13th month salary will be prorated in case the year is not complete.

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The Employee’s salary grade is Executive.

In the event that at some future point you were to agree to relocate outside of Switzerland, the terms and conditions of any new employment would be subject to local market conditions.

Annual Incentive Compensation: Your target incentive compensation opportunity will be 75% of your annual cash base salary earnings during the year. For 2018 you will be treated as being employed for the entire calendar year for purpose of determining your Incentive compensation award. Incentive compensation awards are paid in the first quarter of the following year.

For the full 2018 performance year, your incentive compensation award shall be paid entirely by the Company (i.e. no pro-rated incentive award shall be paid by Honeywell), provided the spin is effectuated as planned.

Annual Long Term Incentive Awards: You will be eligible for annual long-term incentive awards with an initial target of 182% of your base salary. The size and mix of future awards will be determined by Honeywell’s or the Company’s Board of Directors, as applicable. The terms of all long-term incentive awards will be governed by the terms of the applicable stock plan and the relevant award agreements.

Sign-On Long-Term Incentive Awards From the Company: You will be granted CHF 1,446,900 worth of Company restricted stock units as of the Separation Date as a “founder’s grant.” These restricted stock units will vest 50% each on the third and fourth anniversaries of the grant date, provided in all cases you continue to be employed by the Company on such vesting dates. This “founder’s grant” is expressly conditioned upon the successful spin-off of TS.

SIGN-ON AWARDS

Honeywell management has approved to provide you an award of 12,300 Honeywell restricted stock units (“RSUs”) from the Management Development and Compensation Committee (“MDCC”) of the Company’s Board of Directors. The RSUs shall be granted under, and shall be subject to the terms of, the applicable Stock Incentive Plan of Honeywell International Inc. and its Affiliates and governed by the relevant award agreement. The RSUs will vest 50% each on the first and second anniversaries of the grant date, provided in all cases you continue to be employed by Honeywell or the Company on such vesting dates. The RSU grant will be effective as of the later of the date the MDCC approves the grant or your first day of active employment.

At the Separation Date, if applicable, any unvested Honeywell restricted stock units shall be replaced with Company restricted stock units at their current economic value based on the closing price of Honeywell common stock on the last trading day immediately prior to the Separation Date. Such Company restricted stock units shall vest on the same schedule as if they had remained Honeywell restricted stock units.

This remuneration includes all services, even those outside the normal work period. It is expressly agreed between the parties that any allowances, bonuses, or participation in the profits, in whatever form or under whatever heading which shall be given to the Employee without any legal obligation or by convention are considered as generosity, always subject to revocation, regardless of the eventual regularity, with which such allowances, bonuses or participations shall have been given. In no case does this eventual generosity imply an engagement by the head

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of the company for the future. In any case, they should be considered as an encouragement for the future; they will never be paid to the Employee who has been given notice or who left the Company before they were attributed.

Legal and statutory deductions will be subtracted from each pay for OASI (AVS) / DI (Al) / ALI (APG), unemployment insurance, provident funds, work-related accident premiums, withholding taxes (if applicable), etc. The amounts of these deductions shall be indicated in the monthly pay slip and can be changed on the basis of new legal provisions or changes in the insurance applicable to staff. If relevant, the Employee will also receive family allowance payments from the Company. The Employee agrees that payment of his/her remuneration will be made to his/her account.

The Employee shall immediately bring to the attention of the Company any change taking place in any of the elements required for calculating or payment of his remuneration (dependents, address, etc,).

6.	OTHER BENEFITS

Until the Separation Date, you will be entitled to benefits consistent with other Honeywell Transportation Systems executive employees working in Switzerland. After the Separation Date, you will also be entitled to the following Benefits:

a.	VACATION

The Employee is entitled to paid vacation per year in line with the formula below (full-time equivalent).

<3 years of Honeywell service:	25 days per annum

3-9 years of Honeywell service:	27 days per annum

10+ years of Honeywell service:	30 days per annum

Under Swiss labour law, the minimum entitlement is 20 days of paid vacation per year.

Vacation shall be taken during the calendar year in line with the applicable Honeywell Vacation Policy. The vacation dates shall be subject to the prior approval of the reporting manager.

b.	PENSION PLAN

The Employee shall be enrolled in the applicable pension scheme of the Company. Contributions and benefits are determined by the pension scheme rules and regulations, as amended from time to time at the Company’s discretion. The Employee’s contributions, if any, shall be deducted by the Company from his/her pensionable salary on a monthly basis.

c.	CASH ALLOWANCE

The Employee is eligible to receive a perk car equivalent benefit, namely a cash allowance in accordance with the applicable Company Car Policy.

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d. EXECUTIVE SEVERANCE: You will receive 18 months of base salary continuation and incentive compensation (at target) in the event of your involuntary termination of employment (other than for cause). In the event of your involuntary termination of employment (other than for cause) within 2 years of (i) a change in control of the Company within 2 years of the spin, or (ii) a sale of TS by Honeywell, 36 months shall be substituted for 18 months. In all other cases, you shall be subject to the terms of the applicable Honeywell or Company severance plan.

7.	ILLNESS / ACCIDENT

In case of the Employee’s inability to perform his/her duties under this Employment Contract due to illness or accident, the Employee is entitled to receive his/her salary according to the applicable terms and conditions of the Company’s insurance for loss of earnings due to illness or accident. The Employee’s monthly contributions to this insurance shall be determined according to the corresponding insurance policy. The Employee’s contributions shall be deducted by the Company from his/her gross salary.

If no insurance for loss of earnings due to illness or accident has been entered into by the Company, the Company’s obligation to pay salary is determined by Art. 324a of the Swiss Code of Obligations.

Carrying out the contract may only be suspended for good reasons and on the basis of means determined by the law concerning work contracts and by the work rules.

In case of the Employee’s inability to perform his/her duties under this Employment Contract due to illness or accident, the Employee’s obligations are as follows:

1.	On the first day of absence, to immediately notify, during the Company’s working hours, his/her manager or, if he/she is absent, the Human Resources department of the fact of the absence and if possible the expected return to work date;

2.	to present a medical certificate for any illness related absence exceeding three days, sent to the company within five days of start of the absence;

3.	the Company may require the Employee to undergo a medical examination by a medical professional of the Company’s choice. The Employee is required to comply with this request. The costs of such an examination will be borne by the Company. In case of a divergence of opinion between the responsible physician and the Employer’s medical adviser, the parties shall agree, as at that moment, to submit the dispute to be arbitrated by a third physician chosen by common agreement of the physicians for each of the parties;

4.	the company reserves the right to request the Employee to return to work upon presentation of a medical certificate attesting to a complete cure.

8.	EMPLOYEE’S OBLIGATIONS

The Employee is required:

1.	to do his/her work, with care and integrity, taking account of time, place and agreed conditions;

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2.	to act in conformity with orders and instructions given by the Company, his/her representatives or the person in charge to carry out the contract;

3.	to protect the Company’s interests at all times. The Employee is consequently prohibited from committing or participating in any act of unfair competition and from any act prejudicial to the Company and his/her employees;

4.	to abstain, during the contractual period as well as after the end of the former, from divulging manufacturing and business secrets, as well as secrets about any activity of a personal or confidential character of which he/she was aware during his/her professional work;

5.	to abstain from anything which may be harmful either to his/her own safety or to that of the workers, the Employer or third parties;

6.	to return in good condition to the Company work instruments which were given to him/her. Thus, documents (folders, order forms, etc.) and material which the Company made available to him/her remain the property of the Company and must be returned to him/her when the latter first requests and, in any case, at the end of the present agreement, whatever the reason or whatever party took the initiative to cancel the contract;

7.	to devote all his/her working time to the Company’s business. The Employee is consequently prohibited, except with the express written authorization of the Company, to take a direct or indirect interest in a professional activity other than that of the Company;

8.	to comply at all times with the Honeywell Code of Business Conduct.

9.	PERSONAL DATA PROTECTION

The Employee hereby acknowledges that he/she has been informed that the Company uses computerised files containing personal data and accepts that they are used for Human Resources management and payroll and for those purposes specified in the Company’s Data Privacy Policy.

The Employee’s personal data collected by the Company shall be processed loyally and in line with local legislation, and shall not be used in any manner incompatible with the purposes covered by the present provisions. Such data makes it possible to identify the Employee indirectly or directly, and may be incorporated and used in completely controlled systems, computerised or manual.

The Employee is informed that the data systems are managed directly or indirectly by the Company or by any other entity in the Company’s group of entities and may be stocked and retained in memory.

The Employee expressly accepts transfer of his/her personal data to affiliates of the Company or in the framework of externalisation of some functions, towards any service beneficiary, as well as incorporation of some data in similar systems in other countries, including outside Switzerland and the European Union. Those countries may have data protection laws and regulations that are different than those in Switzerland.

The Company shall require any entity receiving personal data of the Employee to afford a similar level of protection to that provided for under the laws of Switzerland.

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The Employee is informed that he/she has a right to access his/her personal data while they are processed and managed by the Company or by other third parties responsible for a data base. Furthermore, the Employee may request correction of inexact data.

10.	STOCK OWNERSHIP GUIDELINES FOR COMPANY OFFICERS

As an Executive Officer of the Company, you will be required to hold a multiple of your annual base salary in Company shares (to be determined by the Company) in accordance with the Company’s Stock Ownership Guidelines.

11.	RELOCATION

A condition of the offer is that you agree to relocate to the Rolle, Switzerland area and to be localized in Switzerland. You will be eligible for relocation assistance in accordance with Honeywell’s relocation guidelines. You will be contacted by a representative from the Honeywell’s relocation vendor to initiate the relocation process.

12.	INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer, you are required to execute, in the form attached hereto, (i) Honeywell’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Honeywell International Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”), both of which are attached hereto.

In addition, you will be required to execute, in a form substantially similar to the corresponding Honeywell agreements, (i) the Company’s intellectual property agreement (“IP Agreement”), and (ii) the Company’s noncompete agreement for senior executives (“Noncompete Agreement”), prior to the Separation Date.

13.	AGREEMENT TO TRANSFER

As you are aware, Honeywell has announced its intention to spin-off the Company in the summer of 2018. By accepting this position, you are acknowledging and consenting to the anticipated spin-off of the Company by Honeywell. Therefore, you agree that the position you have accepted is dedicated to the Company and, as a result, could trigger the transfer of your employment contract. Accordingly, you agree that you (i) will not claim constructive dismissal from Honeywell, (iii) will not assert any rights under (A) the Acquired Right Directive, or (B) any local implementing laws or similar provisions to that effect, with respect to any transfer of your employment contract, and (iii) have been fully informed of the terms and conditions of your employment incident to the spin-off of the Company, and that those terms and conditions may change if and when the Company becomes an independent public company.

14.	MODIFICATION OF THE CONTRACT

All amendments shall be in writing, in English and signed by both parties.

15.	APPENDICES

The agreements and regulations attached to this Employment Contract, as amended from time to time, form an integral part of this agreement.

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16.	APPLICABLE LAW

This Employment Contract will be governed by, construed and enforced in accordance with the laws of Switzerland.

IN WITNESS WHEREOF, the parties have executed this Employment Contract as of the date indicated below and acknowledge receipt of a signed copy.

Done in May 2nd 2018

Honeywell Technologies Sàrl

/s/ Alessandra Malhamé	/s/ Alessandro Gili
Alessandra Malhamé	Alessandro Gili

Country HR Leader

The Company	The Employee

Enclosures:	Non-compete Agreement (already received and signed by the Employee)
IP Agreement (already received and signed by the Employee) Pension Plan
Representation Allowance
Vacation policy
Sick leave Policy
Retirement Policy

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